 Exhibit 10.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Kenexa Corporation, a Pennsylvania corporation (the “Company”), and Paul R. Daoust (the “Executive”) this 31st day of August, 2010.

WHEREAS, the Executive and Salary.com, Inc. (the “Employer”) are parties to an Employment Agreement, dated as of April 12, 2010 (the “Employment Agreement”) pursuant to which the Executive is entitled to certain payments and benefits if, in conjunction with a “Change in Control” (as defined in the Employment Agreement), the Executive’s employment is terminated under certain circumstances as set forth in Section 6(a) of the Employment Agreement;

WHEREAS, the Company and the Employer are contemporaneously entering into an Agreement and Plan of Merger (the “Merger Agreement”) which, upon consummation of the transactions contemplated therein, will result in a Change in Control of the Employer within the meaning of Section 6(a) of the Employment Agreement;

WHEREAS, it is the intention of the Company that Executive’s employment with the Employer will terminate effective upon said Change in Control; and

WHEREAS, the Company would not otherwise enter into the Merger Agreement if the Executive did execute this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Effective Date.  This Agreement is entered into as of the date first written above but shall become effective only upon the closing of the acquisition of a majority of the outstanding common stock of the Employer by the Company or any subsidiary of the Company (the “Effective Date”). In the event that the Merger Agreement terminates prior to the Effective Date, this Agreement shall also thereupon terminate and shall have no further force and effect.

2. Termination of Executive’s Employment.  As of the Effective Date, the Executive will resign as Interim Chief Executive Officer and director of the Employer and will also resign as an employee of Employer.  The Company agrees that such resignation will be treated for all purposes as a termination of the Executive’s employment by the Company or its successor without “Cause” for purposes of Section 6(a) of the Employment and that the Executive shall thereupon be entitled to receive the payments and benefits provided in said Section 6(a) . The Company will cause the Employer promptly to perform all of its obligations to the Executive following the Effective Date pursuant to the Employment Agreement.

3. Non-Competition and Non-Solicitation.  In consideration of the Company’s agreement to enter into the Merger Agreement and the payment described in Section 1 hereof, the Executive agrees that:

(a) For a period of four years following the Effective Date (the “Restricted Period”), the Executive will not engage, as an employee, officer or any other operational capacity, in any business or enterprise that is engaged in the business segments in which the Employer is engaged at the Effective Date.

(b) During the Restricted Period, the Executive will not, directly or indirectly, either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Employer which were served by the Employer during the 12-month period prior to the Effective Date.

(c) During the twelve (12) month period following the Effective Date, the Executive will not, either alone or in association with others solicit, induce or attempt to, induce, any executive officer of the Employer as of the Effective Date to terminate his or her employment with the Employer.

(d) The foregoing restrictions shall not prevent the Executive from serving as a director of , or a consultant to, a business or enterprise described in paragraph (a) above provided that the Executive does not serve in an operational capacity.

4. Indemnification.  The Executive hereby agrees to indemnify and hold harmless the Company, the Employer and each of their predecessors, successors, parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same from any ordinary income, excise and/or employment taxes (including any applicable interest and penalties), and any other amounts that are imposed upon the Executive or should have been imposed upon or withheld from the Executive under the Internal Revenue Code of 1986, as amended, in connection with any payment or benefits provided to or for the benefit of the Executive pursuant to the Employment Agreement and any other payments or benefits provided to the Executive in connection with the transactions contemplated by the Merger Agreement.

5. Miscellaneous.

(a) Equitable Remedies.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement.

(b) Disclosure of this Agreement.  The Executive hereby authorizes the Company to notify others, including but not limited to any of the Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and the Executive’s continuing obligations to the Company hereunder.

(c) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

(d) Interpretation.  If any restriction set forth in Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e) Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court.

(h) Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Company.

(i) Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j) Third-Party Beneficiary. The Employer shall be considered a third-party beneficiary for all purposes of this Agreement, including, without limitation, for purposes of Section 4 hereof.

[signature page follows]

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

KENEXA CORPORATION
Date: August 31, 2010	By:/s/ Nooruddin S. Karsan Nooruddin S. Karsan, its Chief Executive Officer

Date: August 31, 2010	/s/ Paul R. Daoust Paul R. Daoust